Exhibit 99.1

The Supplementary Agreement of
Subscription Agreement

Party A: Beijing Meimei Partners Network Technology Co., Ltd. (hereinafter referred to as: Party A)

Party B: DATASEA INC. (hereinafter referred to as: Party B )

1. Party A and Party B entered into two Subscription agreements on August 1, 2023 (SUBSCRIPTION AGREEMENT) Party A will contribute to subscribe for a total of 2,380,000 ordinary shares of Party B at the purchase price of US $1.20 per share, and can not to sale shares for at least 365 days after the issuance of the shares.

2. The agreement specifies the payment period:

1) In the first Subscription Agreement, both parties agree that Party A, within 30 working days after the signing of the Subscription Agreement (August 1) (i. e., no later than September 10, 2023), shall pay Party B the total purchase amount of US $2,856,000 in RMB, i. e. the total amount of RMB 20,000,000.

2) In the second Subscription Agreement, both parties agree that Party A, within 45 working days after the signing of the Subscription Agreement (August 1) (no later than September 30, 2023), shall pay Party B the total purchase amount of US $2,856,000 in RMB, or the total amount of RMB 20,000,000.

3. Both party A and Party B have entered into the performance procedure of this Agreement, and both parties shall have no objection to the performance of this Agreement;

4. In view of Party A’s funds and dispatch delay, Party A requests the extension of the payment of the total subscription amount specified in the first Subscription Agreement. Party B agrees to accept this request from Party A under the conditions agreed herein. In the above circumstances, the parties hereby agree as follows:

1) The total subscription time agreed in the first Subscription Agreement, no later than September 10, 2023, shall be adjusted to no later than September 30, 2023, and other conditions shall remain unchanged. That is, Party A, as the subscriber, shall pay Party B the total amount of US $2,856,000 no later than September 30, 2023 in RMB, that is, the total amount is RMB 20,000,000.

2) Both parties agree that Party A shall pay in full lump sum before September 30, 2023 or in installments;

3) Party A agrees that Party B has the right, according to the actual situation, to choose to issue all shares (i. e. 2,380,000 shares) to Party A after the full payment of the total subscription amount; or to choose to issue the corresponding shares to Party A in proportion to the subscription amount after Party A pays part of the subscription amount.

V. This Supplementary Agreement is made in quadruplicate, with each party holding two copies.

Vi. This Supplementary Agreement shall come into force upon being signed and sealed by both parties.

Below the signature page, No text

Party A: Beijing Meimei Partners Network Technology Co., Ltd. (hereinafter referred to as: Party A)

Authorized representative or legal representative:

/s/ Li Xinyan

Date: September 10, 2023

Party B: Shuhai Shares DATASEA INC. (Party B for short)

Authorized representative or legal representative:

/s/ Liu Zhixin

Date: September 10, 2023